UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 20, 2005

Southern Community Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	00033227	562270620
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4605 Country Club Rd., Winston-Salem, North Carolina		27104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	336-768-8500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2005, the Compensation Committee of the Board of Directors of Southern Community Financial Corporation and Southern Community Bank and Trust approved an employment agreement between Southern Community Bank and Trust, a wholly-owned subsidiary of Southern Community Financial Corporation, and David W. Hinshaw, Executive Vice President and Chief Financial Officer of the Bank (the "Employment Agreement"). The Employment Agreement provides for a term ending June 1, 2008, which shall be automatically extended for one year on each anniversary of the effective date, unless earlier terminated in accordance with the provisions thereof. Mr. Hinshaw will receive annual base salary of $175,000, will be entitled to receive an annual bonus at the discretion of the Compensation Committee, and shall be included in any employee benefit plans and other fringe benefit programs maintained for senior executives.

If Mr. Hinshaw is terminated without cause (as defined in the Employment Agreement), he shall be entitled to receive the compensation entitled to him for the then-remaining term of the Employment Agreement. In the event of termination or the occurrence of defined events following a change in control of Southern Community Bank and Trust (as defined in the Employment Agreement), Mr. Hinshaw may be entitled to other compensation as described in the Employment Agreement.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1:

EMPLOYMENT AGREEMENT

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern Community Financial Corporation

June 24, 2005	By:	/s/ David W. Hinshaw

Name: David W. Hinshaw
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10..1	Employment Agreement